SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Playtex Products, Inc.
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PLAYTEX PRODUCTS, INC.
________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 2, 2007
________________________

     The Annual Meeting of Stockholders of Playtex Products, Inc. will be held at our headquarters at 300 Nyala Farms Road, Westport, Connecticut, on Wednesday, May 2, 2007, at 9:30 a.m. EDT for the following purposes:

     To elect ten directors for a term of one year;

     To ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2007; and

     To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of our common stock at the close of business on March 9, 2007, the record date, are entitled to vote on the matters listed in this Notice of Annual Meeting.

     All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Paul E. Yestrumskas
Vice President, General Counsel and Secretary

Westport, CT 06880
March 23, 2007

We urge you to date, sign and return the enclosed proxy promptly, whether or not you plan to attend the annual meeting. You may also vote via the Internet in accordance with the instructions found on your proxy card. If you attend the meeting, you may still vote your shares in person, if you wish.

TABLE OF CONTENTS

SOLICITATION AND VOTING	1
Voting Rights	1
Quorum; Required Vote; Voting Procedures	1

PROPOSAL 1 — ELECTION OF DIRECTORS	2
Information Regarding Nominees	2

CORPORATE GOVERNANCE	5
Director Independence	5
Board Meetings, Committees and Attendance	5
Certain Transactions	6
Executive Session of Directors	6
Lead Independent Director	6
Communications with Directors	7
Criteria for Board Membership	7
Code of Business Conduct and Ethics	8

SECURITY OWNERSHIP	8
Share Ownership of Directors and Executive Officers	8
Share Ownership of Principal Beneficial Owners	9
Section 16(a) Beneficial Ownership Reporting Compliance	10
Information About Our Equity Compensation Plans	10
Deductible Compensation of Officers	10

COMPENSATION DISCUSSION AND ANALYSIS	11
Compensation Objectives	11
Competitive Market Review	11
Compensation Components	12
Compensation Committee Interlocks and Insider Participation	15
Compensation and Stock Option Committee Report	15

EXECUTIVE COMPENSATION	16
Summary Compensation Table	16
Grants of Plan-Based Awards	18
Calculation of Fair Value of Equity Awards	19
Outstanding Equity Awards at Fiscal Year-End	20
Option Exercises and Stock Vested	21
Pension Benefits	21
Non-Qualified Defined Contribution and Other Deferred Compensation Plans	21
Post-Employment Compensation Arrangements	22
NEO Post-Employment and or Change in Control Disclosure Table	24

DIRECTORS’ COMPENSATION	32
Directors’ Compensation Overview	32
Directors’ Compensation	32

AUDIT COMMITTEE REPORT	34
Fees of Independent Registered Public Accounting Firm	35
Pre-Approval of Audit and Non-Audit Services	35

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	35

OTHER MATTERS	36
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2008 ANNUAL MEETING	36

i

PLAYTEX PRODUCTS, INC.

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PROXY STATEMENT
_____________________

SOLICITATION AND VOTING

     This proxy statement is being furnished to the stockholders of Playtex Products, Inc. (the “Company”) in connection with the solicitation of proxies by our Board of Directors (“Board”) for use at the Annual Meeting. The Annual Meeting will be held at our headquarters at 300 Nyala Farms Road, Westport, Connecticut, on Wednesday, May 2, 2007, at 9:30 a.m. EDT. This proxy statement and the accompanying proxy card are being mailed beginning on or about March 23, 2007 to our stockholders who are entitled to vote at the Annual Meeting. The Playtex 2006 Annual Report, which includes our Annual Report on Form 10-K and audited financial statements, is being sent with this proxy statement.

     All of our stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, it is important that you complete the enclosed proxy card and sign, date and return it as promptly as possible in the enclosed envelope. You have the right to revoke your proxy at any time prior to its use by filing a written notice of revocation with the Secretary of the Company prior to the convening of the Annual Meeting or by submitting to the Secretary another proxy card bearing a later date. If you attend the Annual Meeting and desire to vote in person, you may request that your previously submitted proxy card not be used. Attendance at the Annual Meeting will not by itself be a revocation of your proxy.

     We will pay the cost of soliciting proxies and the cost of the Annual Meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by our directors, officers or other employees, none of whom will be specially compensated for such activities. We request that brokers, banks and other nominees solicit proxies from their customers. We will pay certain expenses incurred by them for such activities.

Voting Rights

     As of March 9, 2007, the record date for the determination of stockholders who are entitled to vote at the Annual Meeting, there were 63,343,165 shares of Common Stock, par value $0.01 per share (the “Common Stock”) outstanding, of which 62,574,443 shares were eligible to vote. Each eligible share of our Common Stock is entitled to one vote on each matter that is voted on at the Annual Meeting.

Quorum; Required Vote; Voting Procedures

     A majority of the outstanding shares of our Common Stock that are eligible to vote must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present. Pursuant to applicable Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or other nominee), which are represented at the meeting, will be counted as shares that are present and entitled to vote for purposes of determining a quorum.

     Election of directors requires the approval of a plurality of the shares of our Common Stock present in person or by proxy at the Annual Meeting and entitled to vote. Ratification of the selection of our independent registered public accounting firm requires the approval of a majority of the shares of our Common Stock present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes as to the election of directors will not affect the election results. Abstentions and broker non-votes as to the ratification of the selection of our independent registered public accounting firm will have the same effect as votes against such ratification.

     Unless you specify otherwise on the proxy vote, all of your shares of Common Stock represented by valid proxies will be voted FOR each of the proposals listed on the proxy card and described below, and will be voted at the discretion of the proxies with respect to such other business, if any, as may properly be brought before the Annual Meeting. We know of no other business that will be presented for consideration at the Annual Meeting other than the proposals listed on the proxy card and described below. If you give specific voting instructions by marking the boxes on the proxy card, your shares of Common Stock will be voted in accordance with those instructions.

PROPOSAL 1 — ELECTION OF DIRECTORS

     Of the ten nominees for directors set forth below, nine are currently directors of the Company, and all nominees have agreed to serve as directors if elected. We believe that each nominee will be available to serve. Directors are elected annually by our stockholders and hold office until their successor(s) are elected and qualified or until death, resignation or removal, and directors may be appointed by the Board to fill vacancies. If any nominee is unavailable to serve as a director, your shares may be voted for the election of a substitute nominee as may be proposed by our Nominating and Corporate Governance Committee of our Board (the “Governance Committee”).

     Assuming the presence of a quorum, the election of directors requires the favorable vote of a plurality of the shares of our Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Under applicable Delaware law, abstentions and broker non-votes as to the election of directors will be counted as present for determining a quorum, but will not affect the election of candidates.

     If you wish to withhold authority to vote for any nominee, you can do so by following the directions set forth on the form of proxy solicited by our Board, or on the ballot distributed at the Annual Meeting, if you wish to vote in person.

Information Regarding Nominees

     The names and ages of our nominees, their principal occupations or employment and other data regarding each nominee are set forth below.

Neil P. DeFeo, age 60, has been Chairman, President, and Chief Executive Officer of the Company since March 2006 and joined our Company as President and Chief Executive Officer in October 2004. Previously, Mr. DeFeo served as President and Chief Executive Officer of Remington Products Company, L.L.C. (“Remington”) and as Chairman of the Board of Remington from 2001 to 2003. From 1993 to 1996, Mr. DeFeo served as Group Vice President of U.S. Operations for the Clorox Company and from 1968 to 1993 he held positions of increasing responsibility at the Procter & Gamble Company. He currently serves as a director for American Woodmark Corporation, and certain private companies.

Herbert M. Baum, age 70, has been Lead Director since March 2006 and a director of the Company since January 2005. Mr. Baum was the Chairman, President and Chief Executive Officer of The Dial Corporation, now a division of Henkel KGaA, from 2000 to 2005. Prior to joining Dial in 2000, Mr. Baum was President and Chief Operating Officer of Hasbro, Inc. and Chairman and Chief Executive Officer of Quaker State Corporation. Earlier, Mr. Baum spent 15 years at Campbell Soup Company where he held many positions, including President of Campbell Soup Company North and South America. Mr. Baum is also a director of PepsiAmericas, Meredith Corporation, and U.S. Airways.

Michael R. Eisenson, age 51, has been a director of the Company since March 1997. Mr. Eisenson has been a Managing Director and the Chief Executive Officer of Charlesbank Capital Partners, LLC (“Charlesbank”), a private investment firm, and the successor to Harvard Private Capital Group, Inc., since 1998. He was the Managing Director of Harvard Private Capital Group from 1986 to 1998, and a Manager with Boston Consulting Group from 1981 to 1985. He serves on the Board of Directors of Animal Health International, Catlin Group Limited, Caliper Life Sciences, Inc. and United Auto Group, Inc., as well as those of several private companies.

Ronald B. Gordon, age 63, has been a director of the Company since March 2005. Mr. Gordon has served as President of RB Gordon Group, Inc. since 2005. Mr. Gordon served as President and Chief Operating Officer of Nice-Pak Products, Inc., a manufacturer of disposable wipes, from 2002 through 2004, and was Chief Executive Officer of Beiersdorf North America, a cosmetics and consumer products company, from 1997 through 2001. Mr. Gordon was employed in various senior positions by Playtex Family Products Corporation, the predecessor to the Company, from 1983 through 1989, and as Executive Vice President in the last two years of that period. He serves on the Board of Directors of Prestige Brands Holdings, Inc.

R. Jeffrey Harris, age 52, has been a director of the Company since August 2001. Mr. Harris is an investor in Prodese, Inc., and PhysioGenix Inc., and has served as a director of each of these corporations since 2003. Mr. Harris served as Of Counsel to Apogent Technologies, Inc. (“Apogent”), a diversified manufacturer of value-added laboratory and life science products for worldwide clinical, research and industrial markets from 2000 through 2003. Prior to becoming Of Counsel, Mr. Harris served as Vice President, General Counsel and Secretary of Apogent (formerly known as Sybron International Corporation), since 1988. He currently serves as a director for AMN Healthcare Services, Inc. (“AMN”).

C. Ann Merrifield, age 55, has been a director of the Company since May 1997. Ms. Merrifield has served as President of Genzyme Biosurgery, a division of Genzyme Corporation, a diversified biotechnology company, since 2003, and was its Executive Vice President from 2001-2003. From 1996 to 2001, she served as President of Genzyme Genetics (also a division of Genzyme Corporation). Ms. Merrifield was a partner at Bain & Company, a global strategy firm from 1987 to 1992. She currently also serves as a Trustee for MassMutual Premier Funds and MML Series Investment Fund II.

Susan R. Nowakowski, age 42, has been a director of the Company since August 2001. Ms. Nowakowski has served as President since 2003 and since 2005 has served as Chief Executive Officer and as a director of AMN, the nation’s largest publicly traded healthcare staffing company. Ms. Nowakowski has been with AMN since 1990, and served as President and Chief Operating Officer, since 2003. Prior to that as its Senior Vice President of Business Development and Chief Financial Officer. Prior to joining AMN, Ms. Nowakowski worked as a financial analyst at a subsidiary of Eli Lilly & Co. and as the Finance Manager of BioVest Partners, a venture capital firm.

Maureen B. Tart-Bezer, age 51, is standing for election. Ms. Tart-Bezer was the Executive Vice President and Chief Financial Officer of Virgin Mobile USA, a wireless mobile virtual network operator venture in the United States from 2002 through 2006. Prior to that, Ms. Tart- Bezer was Executive Vice President and General Manager of the American Express Company’s U.S. Consumer Charge Group from 2000 through 2001. From 1977 to 2000 Ms. Tart-Bezer was with AT&T Corporation, serving as a senior financial officer of the company, including positions as senior vice president and chief financial officer of the Consumer Services Group and as senior vice president and controller for the company. Ms. Tart-Bezer currently serves as director to The Great Atlantic & Pacific Tea Company and as trustee to Caldwell College, a private college in Caldwell, New Jersey.

Douglas D. Wheat, age 56, has been a director of the Company since June 1995 and served as our Chairman from January 2004 to March 2006. Mr. Wheat has been Chairman of Foxbridge Partners, L.L.C. (“Foxbridge”) since September 2006. Previously, Mr. Wheat was President of Haas Wheat & Partners, L.P. and its predecessor Haas Wheat since 1992. Both Foxbridge and Haas Wheat are private investment firms specializing in leveraged acquisitions. He was Co-Chairman of Grauer & Wheat, Inc. (a private investment firm) from 1989 to 1992 and Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation from 1985 to 1989. Mr. Wheat serves as a director of AMN.

Nick White, age 61, has been a director of the Company since July 2005. Mr. White has served as President and CEO of White & Associates since 2000. Previously, Mr. White was Executive Vice President of Wal-Mart Stores, Inc. (“Wal-Mart”). In his 28-year career at Wal-Mart, he held positions including Executive Vice President and General Manager of the Supercenter Division for 11 years. Previously, Mr. White was the Executive Vice President and General Manager of Sam’s Wholesale Club from 1985 to 1989. Mr. White is also a director of the PEP Boys — Manny, Moe & Jack.

Our Board Recommends That You Vote FOR The Election Of Each Nominee.

CORPORATE GOVERNANCE

     We have always believed that strong corporate governance practices help build stockholder value and encourage investment in the Company. We have policies and procedures in place that address a variety of corporate governance principles, and regularly monitor developments affecting such practices, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).

Director Independence

     It is the Board’s desire that a majority of the Board consist of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NYSE listing standards. The Board has determined that all of the nine non-employee directors standing for election are independent under the NYSE guidelines. Our independent directors are Messrs. Herbert M. Baum, Michael R. Eisenson, Ronald B. Gordon, R. Jeffrey Harris, Ms. C. Ann Merrifield, Ms. Susan R. Nowakowski,  Messrs. Douglas D. Wheat, and Nick White. Ms. Maureen Tart-Bezer, who is standing for election would also qualify as an independent director.

Board Meetings, Committees and Attendance

     Our Board has an Audit Committee, a Compensation and Stock Option Committee (the “Compensation Committee”) and a Governance Committee. All members of the Audit Committee, Compensation Committee and Governance Committees must be independent directors.

     Each of our directors participated in at least 75% of the actions of our Board and the committees of which he or she was a member. Our Board met or acted by unanimous written consent eleven times during fiscal year 2006.

     Our Corporate Governance Guidelines provide that our independent directors will meet periodically in executive session and that our Lead Director, currently Mr. Baum, shall preside at these meetings.

     The Corporate Governance Guidelines and the membership and function of each committee are described below and the charter for each of our Audit Committee, Compensation Committee and Governance Committee is available on our website, www.playtexproducts.com, under the section entitled “Investor Relations – Corporate Governance.” This information is also available in printed form to any stockholder who requests it, by contacting our Investor Relations Department at (203) 341-4017. Each committee periodically reviews its charter in light of new regulatory developments and may make additional recommendations to the Board to reflect evolving best practices. Our Board conducts an annual self-evaluation to determine whether it and its committees are functioning properly.

     The current members of the Audit Committee include our Chair Ms. Nowakowski, Ms. Merrifield, and Mr. Gordon. The Audit Committee selects our independent registered public accounting firm, subject to stockholder ratification, and meets periodically to discuss, among other issues, the yearly audit including the assessment of internal controls over financial reporting. It also reviews and approves our internal audit plan, the independent registered public accounting firm’s fees, and other terms of their engagement with us. Furthermore, it assists the Board in reviewing our financial reporting process and internal controls, and recommends changes when appropriate, as suggested by our internal audit group or independent registered public accounting firm. The members of the Audit Committee are independent, as independence for audit committee members is defined in the NYSE listing standards and SEC rules. The Board has determined that Ms. Nowakowski qualifies as an “audit committee financial expert” as defined by SEC rules for the Audit Committee. The Audit Committee met eight times during fiscal year 2006.

     The current members of the Compensation Committee include our Chair Mr. Baum, Mr. Harris, Ms. Merrifield and Mr. White. The Compensation Committee reviews programs concerning executive salaries and other compensation matters relating to our executive officers. Such programs include incentive compensation, such as performance bonuses under the Playtex Products, Inc. Incentive Bonus Plan (the “Incentive Bonus Plan”) and equity awards under the Playtex Products, Inc. Stock Award Plan (the “Stock Award Plan”) and under the Playtex 2003 Stock Option Plan for Directors and Executives and Key Employees of Playtex Products, Inc. (the “2003 Stock Option Plan”)(collectively known as the “Equity Award Plans”). The Compensation Committee met or acted by unanimous written consent six times during fiscal year 2006.

     The members of the Governance Committee include our Chair Mr. Harris, Messrs. Gordon and Wheat. The Governance Committee oversees the evaluation of the Board and executive management. The Governance Committee will consider recommendations for the Board from stockholders of the Company. The procedures to be followed in connection with director recommendations are set forth in “Stockholder Proposals and Nominations for our 2008 Annual Meeting.” The Governance Committee evaluates Board candidates for their character and professional ethics, judgment, business acumen, senior management experience, and financial experience as set forth under “Criteria for Board Membership,” found elsewhere in this proxy.

     The Governance Committee identifies Board nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service, or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. From time to time, the Governance Committee engages a search firm to identify, evaluate or assist in identifying potential nominees. The Governance Committee met five times during fiscal year 2006.

Certain Transactions

     None.

Executive Session of Directors

     Consistent with the Corporate Governance Guidelines, executive sessions or meetings of independent directors without management present are held regularly (at least four times a year) to review the report of the independent registered public accounting firm, the criteria upon which the performance of the Chairman and CEO and other senior executives is based, the performance of the Chairman and CEO against such criteria, the compensation of the Chairman and CEO and other senior executives, and any other relevant matters. Meetings are held from time to time with the Chairman and CEO for a general discussion of appropriate matters. In 2006, the directors met in executive session five times.

Lead Independent Director

     It is the policy of the Company that a Lead Independent Director shall be elected annually to preside over executive sessions of the Company’s independent directors, facilitate information flow and communication between the directors and the Chairman, and to perform such other duties specified by the Board, as outlined below.

     The role of the Lead Independent Director includes:

1.	In consultation with the Chairman, President and Chief Executive Officer, planning and organizing the activities of the Board, including:

	a.	The agenda for, frequency of, preparation for, and the timing of the Board meetings;

	b.	The quality, quantity and timeliness of the information that goes to the Board; and

	c.	The ongoing formal and informal communication with and among the directors;

2.	Chairing executive sessions of directors;

3.	Providing advice to the Chairman, President and Chief Executive Officer on Board matters as requested; and

4.	Facilitating effective communication between directors, both inside and outside the meetings of the Board.

Communications with Directors

     Stockholders, employees and other interested parties may communicate with the Company’s Board, Lead Independent Director or any individual member of the Board. The Board may be contacted in the following three ways:

1.	By calling toll free at any time, confidentially or anonymously, at 1-888-222-4136 from the United States or Canada;

2.	By writing, confidentially or anonymously, to any of the committee chairs or to the outside directors as a group c/o Paul Yestrumskas, Vice President, General Counsel and Secretary at Playtex Products, Inc., 300 Nyala Farms Road, Westport, CT 06880; or

3.	The Company’s website at www.playtexproducts.com, under the section entitled “Investor Relations — Corporate Governance — Contact our Directors.”

     While the Company has no formal policy regarding directors’ attendance at our Annual Meeting, the Company has scheduled a Board Meeting to coincide with the 2007 Annual Meeting. Our 2006 Annual Meeting was not scheduled to coincide with a Board meeting and two directors attended the Annual Meeting.

Criteria for Board Membership

     The Governance Committee recruits and recommends to the Board nominees for election as Directors. The Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed, and works with management in recruiting directors with those qualifications.

     Criteria for Board membership include the following:

1.	Character and professional ethics;

2.	Judgment, business acumen, senior management experience, financial experience and expertise;

3.	Other relevant expertise including familiarity with national and international issues affecting business; and

4.	Other relevant criteria, including diversity, skills and experience.

     Pursuant to the Company’s Corporate Governance Guidelines, the Governance Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board and considers candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement, or for any other reasons. Candidates, including candidates for re-election to the Board, are selected and evaluated pursuant to the criteria outlined above.

     Directors are expected to advise our Chairman prior to accepting an invitation to serve on the board or audit committee of another public company. Through the director questionnaires, the Governance Committee reviews the director’s availability to fulfill his or her responsibilities as a director if he or she serves on more than three other public company boards.

Code of Business Conduct and Ethics

     The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees of the Company. This document is posted on the Company’s website, www.playtexproducts.com, under the section entitled “Investor Relations — Corporate Governance,” and is available in printed form to any stockholder who requests it from our Investor Relations Department, which may be contacted by calling (203) 341-4017.

SECURITY OWNERSHIP

Share Ownership of Directors and Executive Officers

     The following table sets forth information regarding beneficial ownership of our Common Stock as of March 9, 2007 by (i) each director, (ii) each of our executive officers employed as of March 9, 2007 named in the Summary Compensation table below and (iii) all our directors and Named Executive Officers (“NEOs”) as a group.

	Number of Shares
	Beneficially Owned
	And Nature of
Name of Beneficial Owner	Beneficial Ownership (1)	Percent
Neil P. DeFeo	1,381,598	2.2%
Herbert M. Baum	6,181	*
Michael R. Eisenson(2)	4,698,009	7.4%
Ronald B. Gordon	6,181	*
R. Jeffrey Harris	30,934	*
C. Ann Merrifield	39,434	*
Susan R. Nowakowski	29,434	*
Douglas D. Wheat	11,434	*
Nick White	11,684	*
Perry R. Beadon	160,336	*
James S. Cook	314,403	*
Kris J. Kelley	299,619	*
Thomas M. Schultz	75,556	*
All current directors, as of March 9, 2007, and NEOs as a group
(13 persons)	7,064,803	11.2%

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*	Indicates less than one percent.

(1)	In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or that may become exercisable within 60 days of March 9, 2007 are deemed outstanding.

(2)	Represents shares owned by Charlesbank Equity Fund II, Limited Partnership. Mr. Eisenson is a Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC, which is the successor to Harvard Private Capital Group, the investment advisor for Charlesbank Equity Fund II, Limited Partnership. While Mr. Eisenson has shared voting and investment power over the shares, he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Charlesbank Equity Fund II, Limited Partnership and Mr. Eisenson is c/o Charlesbank Capital Partners, LLC, 200 Clarendon Street, 54th Floor, Boston, Massachusetts 02116.

Share Ownership of Principal Beneficial Owners

     The following table sets forth information regarding beneficial ownership of our Common Stock as of March 23, 2007 by each stockholder we believe to own beneficially more than five percent of our outstanding Common Stock. This data is based on their Schedules 13D or 13G they file with the SEC.

	Number of Shares
	Beneficially Owned
	And Nature of
Name of Beneficial Owner	Beneficial Ownership	Percent
Harbinger Capital Partners Master Fund I, Ltd., et al. (1)	12,500,000	19.7%
FMR Corp (2)	7,984,085	12.6%
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(1)	Information contained in a Schedule 13D filed with the SEC by Harbinger Capital Partners Master Fund I, Ltd. and certain of its affiliates and associates. Such filing indicates that (a) Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Offshore Manager, L.L.C. and HMC Investors, L.L.C. are the beneficial owners, with shared voting and dispositive power, of 8,303,200 shares, or 13.1%, of the shares of Common Stock outstanding, (b) Harbinger Capital Partners Special Situations Fund, L.P., Harbinger Capital Partners Special Situations GP, LLC and HMC - New York Inc. are the beneficial owners, with shared voting and dispositive power, of 4,196,800 shares, or 6.6%, of the shares of Common Stock outstanding, (c) Harbert Management Corporation, Philip Falcone, Raymond J. Harbert and Michael D. Luce are the beneficial owners, with shared voting and dispositive power, of 12,500,000 shares (i.e., all the shares in clauses (a) and (b) above), or 19.7%, of the shares of Common Stock outstanding. The address of Harbinger Capital Partners Master Fund I, Ltd. is Cayman Islands, c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland. The address of Harbinger Capital Partners Special Situations Fund, L.P., HMC. – New York and Harbinger Capital Partners Special Situations Fund, G.P. LLC is HMC, New York, Inc. – New York, Philip Falcone – U.S.A., 555 Madison Avenue, 16th Floor, New York, New York 10002. The principal business address for each of Harbinger Management, HMC Investors, HMC, Raymond J. Harbert and Michael D. Luce is One Riverchase Parkway South, Birmingham, Alabama 35244.

(2)	Information contained in a Schedule 13G filed with the SEC, by FMR Corp. indicates that such shares were acquired solely for investment purposes. Such filing indicates that (a) FMR Corp. is the beneficial owner of 7,984,085 shares, or 12.6% of the shares of Common Stock outstanding; (b) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of 5,108,655 shares, or 8.1%, of the shares of Common Stock outstanding, as a result of acting as investment adviser to various registered investment companies, (c) FMR Corp. and its chairman, Edward C. Johnson, 3d, through their control of Fidelity, each has sole power to dispose of, but not to vote, the said 5,132,255 shares, (d) members of the Johnson Family may be deemed to form a controlling group with respect to FMR Corp., (e) Pyramis Global Advisors L.L.C. (“PGALLC”), an indirect wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 233,300 shares, or 0.4%, of the shares of Common Stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares, (f) Edward C. Johnson, 3d and FMR Corp., through their control of PGALLC, each has sole voting and dispositive power over the 233,300 shares beneficially owned by PGALLC, (g) Pyramis Global Advisor Trust Company (“PGATC”), a wholly-owned subsidiary of FMR Corp. and a bank as defined in the Securities Exchange Act of 1934, is the beneficial owner of 1,287,400 shares, or 2.0%, of the shares of Common Stock outstanding as a result of its serving as investment manager of various institutional accounts, (h) Edward C. Johnson, 3d and FMR Corp., through their control of PGATC, each has sole dispositive power over 1,287,430 shares and sole power to vote or to direct the voting of 1,108,630 shares of Common Stock owned by the institutional accounts managed by PGATC,(i) Fidelity International Ltd. (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, is the beneficial owner of 1,354,700 shares, or 2.1%, of the shares of Common Stock outstanding, and (j) FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of the Securities Exchange Act of 1934, and that they are not otherwise required to attribute to each other the beneficial ownership of securities of the other within the meaning of the said Act. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109; Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR Corp. and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR Corp. and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals, FIL has sole dispositive power over 1,354,700 shares owned by the International Funds and has sole power to vote or direct the voting of 1,098,400 shares and no power to vote or direct the voting of 256,300 shares of Common Stock held by the International Funds as reported above.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act, requires our directors, executive officers, and persons who own more than 10 percent of a registered class of our equity securities (“Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. These Reporting Persons are required by SEC regulations to provide copies to the Company of all Forms 3, 4 and 5 and Schedules 13D and 13G they file with the SEC.

     Based solely on our review of the forms and the written representations we received from certain Reporting Persons, we believe that all of our Reporting Persons complied with the filing requirements applicable to them with respect to transactions in our Common Stock during fiscal year 2006 and through the date of this report.

Information About Our Equity Compensation Plans

     The following table summarizes information about the Equity Award Plans as of December 30, 2006.

Number of Securities
	Number of	Weighted	Available for Future
	Securities	Average	Issuance Under Equity
	to be Issued Upon	Exercise Price	Compensation Plans
	Exercise of	of Outstanding	(Excluding Securities
Plan Category (1)	Outstanding Options	Options	Reflected in the First Column)
2003 Stock Option Plan(2)	5,388,541	$9.11	2,508,564
Stock Award Plan (3)	—	—	2,579,702

____________________

(1)	Both the Stock Award Plan and the 2003 Stock Option Plan were approved by stockholders.

(2)	Under this plan, on December 30, 2006, the Company had 7,897,105 authorized but unissued options.

(3)	As of December 30, 2006, the Company has issued (a) 44,392 shares of unvested restricted stock, (b) 1,008,519 shares of unvested performance restricted stock, and (c) 17,070 shares of unvested performance restricted stock units under this plan.

Deductible Compensation of Officers

     The Compensation Committee has considered the potential effect on the Company’s executive compensation programs of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility by public companies of compensation to certain executives in excess of $1,000,000. The limitations do not apply to qualified performance-based compensation provided that certain conditions are satisfied. The Company’s Incentive Bonus Plan and the Equity Award Plans have been designed, and it is the Compensation Committee’s intention to administer these Plans, so that the awards made under the plans qualify as performance-based compensation.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

     The Compensation Committee has direct responsibility for establishing the compensation and benefit programs for the Company’s executive officers, including those officers’ individual base salaries, annual cash bonus incentive awards and long-term incentive awards (such as options, performance options and performance restricted stock).

     The general philosophy and objectives underlying the Company’s compensation program are to offer its employees competitive compensation based both on the Company’s performance and on the employee’s individual contribution and performance. The Compensation Committee seeks to create compensation programs that will (a) motivate and reward qualified employees for long-term strategic management to improve stockholder value, (b) support a performance-oriented environment which rewards achievement of Company goals designed to be consistent with the interests of stockholders, and (c) attract and retain employees whose abilities are critical to the long-term success and competitiveness of the Company.

     The Compensation Committee’s compensation philosophy for the executive officers of the Company is guided by the following objectives:

1.	To attract, retain and motivate outstanding employees with strong knowledge of the various operating aspects of our business, and provide compensation competitive with firms in the consumer packaged goods industry;

2.	To make a significant portion of the compensation of each executive officer contingent upon the meeting of quantifiable and controllable Company financial objectives, as articulated in the Playtex Value Measure (“PVM”) goals as described below; and

3.	To provide incentives that balance the need to meet or exceed annual operating plans, the need to provide for long-term business and market share growth, and the goal to provide value to the stockholders.

     It is the Compensation Committee’s belief that a significant portion of the compensation of each executive officer should be contingent upon the financial performance of the Company. This objective is met through both the Incentive Bonus Plan and Equity Award Plans as described below. We emphasize that for our executive officers, more than 50% of their total compensation, based on achieving plan targets, is at risk depending on performance. The Compensation Committee believes these plans bring the Company’s management compensation structure into alignment with stockholder interests by not only placing a significant portion of both annual and long-term compensation at risk, but also by doing so in a way that creates strong incentives to grow the Company over the long term.

Competitive Market Review

     The Company, at the direction of the Compensation Committee, periodically retains an independent compensation consultant to assist the Committee in benchmarking, reviewing and establishing compensation guidelines. The Compensation Committee determines the components of total compensation that are appropriate for each of our executive officers. The Compensation Committee does not employ a precise formula to decide how each executive officer is compensated, but takes into consideration for each individual executive officer a variety of factors to determine the appropriate level and mix of compensation such as benchmarking competitive compensation with comparable consumer packaged goods firms, and published employment contracts for comparable positions and industries. It is the goal of the Compensation Committee to reward the executive officers if the Company’s annual financial goals are met, which in turn, creates stockholder value.

     At the request of the Compensation Committee, the Company retained Hewitt Associates, L.L.C. (“Hewitt”), a compensation consulting firm, to develop our competitive peer group for use in the evaluation of our compensation practices, assist in developing our executive compensation program, and benchmark our competitive compensation levels. A peer group has been developed to identify consumer products organizations that compete with the Company for executive talent, organizations with whom the Company competes for product sales, and companies which the investment community considers to be investment alternatives to the Company.

     The Compensation Peer Group includes: Alberto-Culver Company, Avon Products, Inc., Central Garden and Pet, Chattem Inc., Church & Dwight, Inc., Clorox Company, Colgate-Palmolive Company, Elizabeth Arden, Inc., Energizer Holdings, Inc., Estee Lauder Companies, Inc., Jarden Corporation, Johnson Outdoors, Inc., Kimberly-Clark Corporation, L’Oreal USA, Inc., Nu Skin Enterprises, Inc., Prestige Brands, Procter & Gamble Company, Revlon Inc., S.C. Johnson, Scotts Miracle-Gro Company, Spectrum Brands, and WD-40 Company.

     Hewitt analyzed competitive compensation packages for consideration by the Compensation Committee. Currently, the Committee has determined that the target for executive compensation should be at the 50th percentile level for executive base pay adjusted for cost of living factors, and the 75th percentile for annual cash bonus incentive awards and long-term incentive awards.

Compensation Components

     The Company’s executive officer’s compensation program includes the following components:

1.	Base salary;

2.	Annual cash bonus incentive awards;

3.	Long-term equity incentive awards;

4.	Retirement and Savings Plans; and

5.	Perquisites and Other Personal Benefits.

     Each of these components was designed to be consistent with the compensation philosophy described above.

Base Salary

     Base salary is intended to compensate individuals for a) their level of responsibility, b) the complexity of the tasks associated with their position within the Company, and c) the level of the individuals’ performance. In setting base salaries for each senior executive, the Compensation Committee uses its experience and knowledge, the knowledge of the Company’s human resources staff, and the recommendations of the Company’s Chief Executive Officer, as well as input from independent compensation consultants. The Compensation Committee also considers external competitive market data, as well as internal peer comparisons, the relevant impact of each executive’s performance on the future growth and success of the Company, the complexity of the Company’s businesses in which the executive is involved, the overall economic environment, the overall performance of the Company and the executive, and such other factors as the Compensation Committee deems relevant to the particular executive. The Compensation Committee periodically reviews each senior executive’s base salary, and may consider changes to an executive’s compensation at any time.

Annual Cash Bonus Incentive Awards

     The annual cash bonus incentive awards under the Incentive Bonus Plan are provided as an incentive to plan participants to achieve the Company’s annual financial goals, and reflect the Compensation Committee’s belief that a significant portion of the annual compensation of senior executives and other key employees should be contingent upon the financial performance of the Company. Starting in 2006, all of the Company’s associates participated in the Incentive Bonus Plan. Bonus targets, as a percentage of base compensation, increase at higher levels of responsibility within the Company. This graduated system serves to put a higher percentage of compensation at risk for those who can most affect the performance results of the Company. The target percentage of payout for senior executive officers ranges from 60% to 100% of base salary. The Compensation Committee sets incentive compensation targets utilizing PVM. PVM is a form of what is commonly known as Economic Value Added, a financial measure, which, in general, is net operating profit after taxes, less a capital charge applied to the average capital employed in the business, which includes working capital and property, plant and equipment. Participants generally receive a cash bonus equal to a predetermined percentage of their base salary, multiplied by a success factor, which is based upon the Company’s actual performance against the PVM target set by the Compensation Committee for that year. No bonus is paid unless the Company achieves at least 90% of the PVM target, at which level the success factor is 50%. If the Company attains 100% of the annual PVM target, the success factor is 100%. For performance attainment levels between 90% and 100% of the PVM target, the success factor is calculated using straight-line interpolation. If Company results exceed the annual PVM target, the success factor increases at a predetermined rate up to a maximum annual payout of 200%. If the success factor exceeds 200%, the associated payout above 200%  is deferred and paid out only if, in the next fiscal year, the Company’s financial results are equal to or greater then 90% of the previous year’s PVM target. For 2006, cash bonus awards earned under the Incentive Bonus Plan by NEOs ranged from 86% to 141% of their annualized base salaries.

     The Compensation Committee assesses the actual performance of the Company’s most recently completed fiscal year and the previously established PVM targets for the year before approving the success factor to be used for bonus payouts.

     The Compensation Committee sets the target PVM utilizing the Company’s approved operating plan for the coming year. In making the annual determination of the PVM target, the Compensation Committee may consider the specific circumstances facing the Company during the coming fiscal year, as well as the previous year’s results.

     During the two years that the program has been in place, the Company achieved performance in excess of the target level both times but has not achieved the maximum annual payout level of 200%. The success factors achieved in the past two years have been approximately 122% for 2005, and 107% for 2006, of performance versus target. The Committee sets the PVM target that reflects the priorities of the Company. The Compensation Committee may adjust other plan participant payouts.

     In 2006, all employees were eligible to participate in the Incentive Bonus Plan. In order to participate in the plan, generally participants must have been employed by the last day of the Company’s fiscal third quarter and remain employed through the date of payment. The CEO’s bonus is calculated in accordance with the Incentive Bonus Plan and can be adjusted for other performance factors based upon meeting certain additional targets established by the Compensation Committee.

Long-Term Equity Incentive Awards

     The Compensation Committee has approved equity awards to the Company’s senior executives and other key employees in order to provide them with incentives to sustain and enhance the Company’s long-term performance and focus their attention on managing the Company from the perspective of an owner with an equity stake in the business. In contrast to the Incentive Bonus Plan, which rewards the participants for one year of performance, equity incentive awards are intended to retain and reward the participants if their management of the Company’s performance results in the creation of long-term stockholder value.

     The Company currently offers three types of equity incentive awards: restricted stock, restricted stock units and stock options. Each of these awards may have a performance condition, in addition to a service condition that must be achieved in order for the award to vest. Our performance equity incentive awards vest based upon achieving PVM targets as discussed below, with the exception of certain stock option grants awarded to certain members of our senior management which vest upon attainment of specified stock prices. These are known as market condition performance options.

The Stock Award Plan

     The Stock Award Plan permits the granting of incentive stock options, non-qualified stock options, stock appreciation rights (“SARS”), restricted stock, restricted stock units and stock bonus and performance compensation awards to employees, directors and consultants.

     The restricted shares and restricted stock units awarded to employees under this plan vest based on service and attainment of performance targets. The performance vesting criteria is the same as that under the PVM performance options described above (except that for Messrs. DeFeo, Kelley, and Beadon, there is no straight-line interpolation for performance attainment levels between 90-100%) and contingent upon continued employment with the Company through the predetermined vest date.

     For purposes of valuation under Statement of Financial Accounting Standard No. 123 (R) (“SFAS No. 123(R)”), the grant dates of these equity awards coincide with one of the following: for the first vesting tranche of the award, the date the Compensation Committee approves the award or, for new employees, the first day of employment; for the second and third vesting tranches of the award, on which the respective dates the Compensation Committee approves the associated numerical performance target for PVM.

The 2003 Stock Option Plan

     The 2003 Stock Option Plan permits the granting of incentive stock options, non-qualified stock options, and SARS to employees and directors. To date, only options have been issued under this plan. We have issued options which vest based on service, and options that vest based upon both service and performance.

1.

Options that vest based on a criteria of a period of continuous service generally vest annually over a three-year period. If the service period requirements are not met, the unvested portion of the option grant is forfeited.

2.	There are two types of options that vest based on performance and service. They are:

Market Condition Performance Options These options were granted to certain members of senior management on their hire date, and a portion thereof vest on the last day of each of the Company’s 2005, 2006 and 2007 fiscal years pending review and approval by the Compensation Committee of the stock performance criteria attainment. The vesting of these options is contingent upon both continued employment as of the end of the fiscal year and the Company’s attainment of a predetermined average closing price target in the fourth quarter of the applicable vesting year. The share price targets were $9.50 for 2005, and  $12.00 for 2006, and is $14.50 for 2007. The $9.50 and $12.00 price targets for 2005 and 2006 were achieved and the eligible options vested upon approval by the Compensation Committee in the first quarters of 2006 and 2007.

PVM Performance Options These options generally vest annually over approximately three years and become vested upon both continued employment through a predetermined vest date and the attainment of annual performance targets, which are identical to the annual targets established under the Incentive Bonus Plan (i.e., PVM). If the Company fails to attain 90% of the annual PVM target, the associated vesting tranche is forfeited. If the Company attains 90% of the annual PVM target, 50% of the associated vesting tranche vests on the applicable vesting date and the remaining 50% is forfeited. If the Company attains 100% or more of the annual PVM target, 100% of the associated vesting tranche vests on the applicable vesting date. For performance attainment levels between 90% and 100% of the PVM target, the associated tranche vesting is calculated using straight-line interpolation. The Compensation Committee must approve the performance criteria attainment and employment must continue through a predetermined vest date for any award to vest. This occurs during the first quarter of every year after the results of the previous year-end are confirmed. The PVM target for 2006 was achieved and approved by the Compensation Committee in February 2007.

Retirement and Savings Plans

     All salaried employees are eligible to participate in the Playtex Profit-Sharing Retirement Plan (the “Profit-Sharing Plan”), which provides a 10% annual profit-sharing contribution in any year the Company’s annual net profit (before interest and tax expenses) exceeds $5 million. Employees are also eligible to contribute 401(k)

contributions on a pre-tax basis, up to 80% of pay (highly compensated employees are limited to 13%). The Company provides matching contributions of 50% up to the first 4% of pay. This is a qualified plan by the IRS, and is subject to IRS compensation and other limitations.

     Senior executive officers and other senior management may also elect to participate in the Playtex Products, Inc. Deferred Benefit Equalization Plan (the “Deferred Plan”). This non-qualified deferred compensation plan provides for an excess profit-sharing contributions when an employee’s compensation and bonus exceed the IRS compensation limit in the Profit-Sharing Plan ($220,000 for 2006). Participants can also elect to defer compensation in excess of the annual IRS pre-tax deferral limit ($15,000 for 2006). Any excess pre-tax contributions under the Deferred Plan will receive Company matching contributions of 50% up to the first 4% of pay to the extent not already contributed to the Profit-Sharing Plan. These eligible participants can also elect to defer a percentage of their annual bonus payment to the Deferred Plan, as well as up to 20% of base compensation.

Perquisites and Other Personal Benefits

     Executive officers may be eligible for certain other executive perquisites and other personal benefits linked to position levels that are consistent with market practices and our overall compensation program. These benefits may include car allowances, the payment of term life insurance premiums, financial planning services, reimbursement of relocation expenses, reimbursement of country club and athletic club dues, and reimbursement of executive physical examination expenses. All of these benefits are reported as taxable income for each participating executive. The Company and the Compensation Committee periodically review the levels of perquisites and other personal benefits provided to NEOs.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee is comprised entirely of independent directors.

Compensation and Stock Option Committee Report

     The foregoing Compensation and Discussion Analysis has been reviewed by the Compensation Committee. The Compensation Committee has discussed the contents of this analysis with management. Based on this review and discussion the Compensation Committee recommended that it be included in this proxy statement and in the Company’s 2006 Annual Report on Form 10-K.

Dated: March 23, 2007

The Compensation and Stock Option Committee: Herbert M. Baum, Chair R. Jeffrey Harris C. Ann Merrifield Nick White

EXECUTIVE COMPENSATION

Summary Compensation Table

     The table below summarizes the total compensation of our Chief Executive Officer, Chief Financial Officer and our three highest paid executive officers other than our CEO and CFO for the fiscal year ended December 30, 2006. Mr. Abraham who would have qualified as a (NEO), however, his employment ceased on June 30, 2006, and therefore his compensation includes amounts paid pursuant to severance arrangements between the Company and Mr. Abraham.

     The equity compensation costs included in the Stock and Option Awards columns below are associated with the Company’s Equity Award Plans and are recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with SFAS No. 123(R). Therefore, awards pursuant to the Equity Award Plan may include restricted stock and stock options given during and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s audited consolidated financial statements for the fiscal year ended December 30, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2007.

Summary Compensation Table

						Change in
						Pension
						Value and
					Non-Equity	Non-Qualified
			Stock	Option	Incentive Plan	Deferred	All Other
Name and		Salary	Awards	Awards	Compensation	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)	($)(1)	Earnings ($)(2)	($)(3)	($)
Neil P. DeFeo	2006	847,884	2,150,110	840,373	1,200,000	—	229,790	5,268,157
Chairman, President
and Chief Executive
Officer
Kris J. Kelley	2006	342,577	456,296	177,060	318,780	—	171,611	1,466,324
Executive Vice
President and
Chief Financial
Officer
James S. Cook	2006	309,576	151,632	93,867	267,696	—	75,320	898,091
Senior Vice
President,
Operations
Perry R. Beadon	2006	257,576	210,600	118,368	223,080	—	34,318	843,942
Senior Vice
President,
Global Sales
Thomas M. Schultz	2006	225,000	115,273	212,957	193,050	—	17,088	763,368
Senior Vice
President,
Research &
Development
& Quality
Andrew A. Abraham(4)	2006	120,000	49,981	68,194	117,923	—	401,913(5)	758,011
Former Senior Vice
President, Marketing

____________________

(1)	“Non-Equity Incentive Plan Compensation” is comprised of annual cash bonus incentive awards earned in 2006 by the NEOs.

(2)	“Change in Pension Value and Non-Qualified Deferred Compensation Earnings.” The Company does not offer pension plans to its salaried employees. NEO earnings on non-qualified deferred compensation in the Deferred Plan include, but are not limited to, dividends, interest received, and realized and unrealized gains and losses on investments owned by the NEO. Such earnings are the result of investment decisions made by the NEO as a result of the selection of the investments offered by the Company as part of the Deferred Plan. For the aggregate earnings in 2006 from these plans, refer to the Non-Qualified Defined Contribution and Other Deferred Compensation Plans table presented elsewhere in this proxy.

(3)	“All Other Compensation” consists of the following:

  Mr. DeFeo received a total of $229,790 in “All Other Compensation” in 2006, which included Company contributions of $112,500 to his Profit-Sharing Plan and $47,978 for the 401(k); a car allowance of $25,000; financial planning services; reimbursement of country club and athletic club dues, reimbursement of term life insurance premiums, and reimbursement of tax gross up payments.

  Mr. Kelley received a total of $171,611 in “All Other Compensation” in 2006, which included Company contributions of $40,020 to his Profit-Sharing Plan and $15,537 for his 401(k); reimbursement of relocation expenses of $89,800, the cost of the fair value of use of a Company car of $18,754, and financial planning services.

  Mr. Cook received a total of $75,320 in “All Other Compensation” in 2006, which included Company contributions of $45,235 to his Profit-Sharing Plan and $12,246 for his 401(k); the cost of the fair value of use of a Company car of $12,750, and financial planning services.

  Mr. Beadon received a total of $34,318 in “All Other Compensation” in 2006, which included Company contributions of $12,250 to his Profit-Sharing Plan and $4,400 for his 401(k); the cost of the fair value of use of a Company car of $14,250, and financial planning services.

  Mr. Schultz received a total of $17,088 in “All Other Compensation” in 2006, which included Company contributions of $4,400 for his 401(k); the cost of the fair value of use of a Company car of $12,250, and financial planning services.

(4)	Mr. Abraham’s employment with the Company ended on June 30, 2006. Therefore, Mr. Abraham’s salary reflects six months of salary for 2006.

(5)	Mr. Abraham received a total of $401,913 in “All Other Compensation” in 2006, which included $313,923 in connection with his severance agreement which includes unused vacation and outplacement services, Company contributions of $13,000 to his Profit-Sharing Plan, reimbursement of relocation expenses of $53,212, the cost of the fair value of use of a Company car of $13,250, and reimbursement of financial planning services.

Grants of Plan-Based Awards

										All Other	All Other
										Stock	Option
										Awards:	Awards:	Exercise
		Estimated Future Payouts								Number	Number of	or Base
		Under Non-Equity Incentive			Estimated Future Payouts Under					of Shares	Securities	Price of	Closing
		Plan Awards			Equity Incentive Plan Awards					of Stock	Underlying	Option	Price
	Grant	Threshold	Target	Maximum	Threshold	Target		Maximum		or Units	Options	Awards	on
Name	Date	($)	($)	($)	(#)	(#)		(#)		(#)	(#)	($/Sh)	Date of
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)	(j)	(k)	Grant
Neil P. DeFeo	2/13/06	—	—	—	—	204,189	(1)	204,189		—	—	—	—
Kris J. Kelley	2/13/06	—	—	—	—	43,333	(1)	43,333		—	—	—	—
James S. Cook	2/13/06	—	—	—	—	3,333	(1)	3,333		—	—	—	—
	2/13/06	—	—	—	—	8,900	(2)	8,900		—	—	10.59	10.54(2)
	4/25/06	—	—	—	—	13,834	(3)	13,834		—	—	—	—
Perry R. Beadon	2/13/06	—	—	—	—	20,000	(1)	20,000	[1]	—	—	—	—
Thomas M. Schultz	2/13/06	—	—	—	—	10,000	(1)	10,000		—	—	—	—
	2/13/06	—	—	—	—	22,222	(2)	22,222		—	—	11.91	10.54(2)
Andrew A. Abraham	2/13/06	—	—	—	—	16,667	(1)	16,667		—	—	—	—
	2/13/06	—	—	—	—	31,111	(2)	31,111		—	—	10.55	10.54(2)
____________________

(1)	Amount represents the second tranche of the performance restricted stock awarded in fiscal 2005, for which the performance criteria methodology had been agreed to on the date of award, but the numeric goal, the 2006 PVM target, had not been established by the Compensation Committee. In accordance with SFAS No. 123(R), the award is not “granted” until the numeric goal is established. On February 13, 2006, the Compensation Committee approved the 2006 PVM target numeric goal and the award was deemed granted as of that date.

(2)	Amount represents the second tranche of the performance stock options awarded in fiscal 2005, for which the performance criteria methodology had been agreed to on the date of award, but the numeric goal, the 2006 PVM target, had not been established by the Compensation Committee. In accordance with SFAS No. 123(R), the award is not “granted” until the numeric goal is established. On February 13, 2006, the Compensation Committee approved the 2006 PVM target and the award was deemed granted as of that date.

(3)	Amount represents the first of three tranches of the performance restricted stock awards in fiscal 2006, for which the performance criteria methodology and the numeric goal, the 2006 PVM target, was established by the Compensation Committee prior to the date of award. As such, all of the conditions for establishing a grant date had been met under SFAS No. 123(R) as of the award date.

Granting of Equity Awards

     The Compensation Committee approves the eligible equity award recipients along with the amount and types of the equity awards. An award agreement is sent to each recipient. This grant agreement describes the amount and type of awards, as well as the terms and conditions of the awards.

     These awards are made in accordance with the terms of the Equity Award Plans. These Equity Award Plans have been approved by the stockholders and may be modified in limited instances by the Compensation Committee. For options awarded prior to 2007, the exercise price for these options was based on the closing stock price on the day prior to the award date, in accordance with the underlying Plan documents. The Equity Award Plans have been amended for options awarded subsequent to 2006, such that the exercise price will be based on the closing stock price on the award date.

Calculation of Fair Value of Equity Awards

     Options – In accordance with SFAS No. 123(R), the Company determines the fair value of options as of the grant date. For the Company’s performance-based awards, the grant date is deemed to be the date that the actual numeric performance target is approved by the Compensation Committee for the associated vesting tranche (the grant date for tranche one of the award is the award date, the grant dates for tranches two and three of the award are the dates that the Compensation Committee approves the corresponding performance targets). For all options, except those that are market price performance-based (which were valued using the Monte Carlo simulation valuation model), the Company uses the Black Scholes valuation model. To assist in the implementation of SFAS No. 123(R) in 2006, the Company hired independent valuation experts to perform a study of past optionee activity to assist in the determination of the appropriate assumptions (primarily the expected termination and forfeiture rates for different optionee groups) to be used for valuing future grants.

     Restricted Stock and Restricted Stock Units – In accordance with SFAS No. 123(R), the Company determines the fair value of Restricted Stock as the closing price of the Company’s Common Stock as of the grant date. For the Company’s performance-based awards, the grant date is deemed to be the date that the actual numeric performance target is approved by the Compensation Committee for the associated vesting tranche (the grant date for tranche one is the award date, the grant dates for tranches two and three of the award are the dates that the Board approves the corresponding performance targets).

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
			Equity					Equity
			Incentive					Incentive	Equity Incentive
			Plan					Plan Awards:	Plan Awards:
			Awards:				Market	Number of	Market or
	Number of	Number of	Number of			Number	Value of	Unearned	Payout Value
	Securities	Securities	Securities			of Shares	Shares or	Shares, Units	of Unearned
	Underlying	Underlying	Underlying			or Units of	Units of	or Other	Shares, Units
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	or Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	That Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Neil P. DeFeo	408,379	204,189	—	$6.34	10/02/14	—	—	204,189	$2,150,110
	306,285	—	612,568	$6.34	10/02/14	—	—	204,189	NV(1)
Kris J. Kelley	66,667	33,333	—	$6.34	10/02/14	—	—	33,333	$350,996
	66,667	—	133,333	$6.34	10/02/14	—	—	33,333	NV
	8,889	4,444	—	$7.26	12/09/14	—	—	10,000	$105,300
	8,889	—	17,778	$7.26	12/09/14	—	—	10,000	NV
James S. Cook	15,000	—	—	$9.56	09/22/07	—	—	3,333	$35,096
	20,000	—	—	$10.06	01/05/08	—	—	3,333	NV
	15,000	—	—	$14.38	06/03/08	—	—	13,834	$155,079
	20,000	—	—	$15.00	12/17/08	—	—	13,833	NV
	15,000	—	—	$15.50	05/17/09	—	—	13,833	NV
	15,000	—	—	$10.81	05/22/10	—	—	—	—
	20,000	—	—	$10.75	08/15/10	—	—	—	—
	15,000	—	—	$10.13	05/31/11	—	—	—	—
	15,000	—	—	$12.40	05/14/12	—	—	—	—
	15,000	—	—	$7.62	05/15/13	—	—	—	—
	5,556	2,778	—	$6.68	05/13/14	—	—	—	—
	5,556	2,777	—	$8.50	05/13/14	—	—	—	—
	5,556	2,777	—	$9.50	05/13/14	—	—	—	—
	4,434	8,866	—	$10.59	06/14/15	—	—	—	—
	8,900	—	17,800	$10.59	06/14/15	—	—	—	—
Perry R. Beadon	21,111	42,222	—	$7.72	01/14/15	—	—	20,000	$210,600
	42,223	—	84,444	$7.72	01/14/15	—	—	20,000	NV
Thomas M. Schultz	11,111	22,222	—	$11.91	09/07/15	—	—	10,000	$105,300
	22,223	—	44,444	$11.91	09/07/15	—	—	10,000	NV
Andrew A. Abraham	—	—	—	—	—	—	—	—	—
____________________

(1)	NV – awards with the (“NV”) valuation designation are not deemed to be granted and therefore fair value has not yet been measured in accordance with the accounting rules of SFAS No. 123(R).

2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of	Value	Number of
	Shares	Realized	Shares
	Acquired	on	Acquired	Value Realized
	on Exercise	Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Neil P. DeFeo	—	—	204,190	2,231,797
Kris J. Kelley	—	—	33,334	364,341
			10,000	109,300
James S. Cook	—	—	3,334	34,874
Perry R. Beadon	—	—	20,000	218,600
Thomas M. Schultz	—	—	10,000	104,600
Andrew A. Abraham	46,668	58,634	16,667	174,337

Pension Benefits

     The Company does not offer a defined benefit plan to its NEOs.

Non-Qualified Defined Contribution and Other Deferred Compensation Plans

(1)
			Aggregate	Aggregate
	Executive	Registrant	Earnings	Balance
	Contributions	Contributions	in Last	at Last
	in Last FY	in Last FY	FY	FYE
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(f)
Neil P. DeFeo	93,417	135,078	24,311	252,806
Kris J. Kelley	16,075	30,157	3,136	49,368
James S. Cook	140,279	32,080	117,461	998,042
Perry R. Beadon	—	—	—	—
Thomas M. Schultz	—	—	—	—
Andrew A. Abraham	—	—	—	—
__________________

(1)	We have included in this column all other changes in the plan participant’s account balance not accounted for by either contributions and/or withdrawals. This includes but is not limited to dividends, interest received and realized, and unrealized gain and loss on investments.

     During 2006, the NEOs had the ability to direct their investments pursuant to the Company’s Deferred Plan, subject to Company review and approval.

     The table below shows the mutual funds available under the Deferred Plan and their annualized rate of return for the calendar year ended December 31, 2006, as reported by the administrator of the Deferred Plan:

	Annualized		Annualized
	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return
Mainstay Cash Reserves Fund I	4.61%	MainStay High Yield Corp. Bond Fund I	11.96%
PIMCO Real Return Fund (Admin)	0.03%	PIMCO Total Return Fund (Admin)	3.74%
MainStay Balanced Fund I	10.79%	MainStay S&P 500 Index Fund I	15.51%
Van Kampen Growth & Income Fund A	16.01%	AIM Mid Cap Core Equity Fund (A)	11.10%
AIM Small Cap Growth Fund (A)	14.30%	The Growth Fund of America (R3)	10.62%
Davis New York Venture Fund (A)	15.12%	Franklin Small-Mid Cap Growth Fund	7.52%
JP Morgan Mid Cap Value Fund A	16.73%	Allianz NFJ Small Cap Value Fund A	18.57%
Artisan International Fund	25.56%

Post-Employment Compensation Arrangements

     The Company’s NEOs have various employment agreements, termination of employment agreements, and change of control arrangements as outlined below. The section below reflects the amount of compensation to each of the Company’s NEOs in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon a change in control without termination, termination prior to a change in control, and termination following a change in control is set forth in the tables below. The amounts shown assume that such termination was effective as of December 30, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. Certain amounts in the “Total Value of Outstanding Equity” include performance-based stock options and restricted stock that vested as of the date of this proxy statement, as such, the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

     The disclosures in the following tables below are based on the following general assumptions unless otherwise noted:

1.	In the event of a Change in Control (“CIC”) or a termination as the result of a CIC, the Playtex Products, Inc. stock price is valued at market close as of 12/29/2006 (the last day of trading) of $14.39, with a 15% appreciation, for a stock price of $16.55;

2.	All other termination scenarios are valued at market close on 12/29/2006, for a stock price of $14.39;

3.	In general, “Cause” shall mean (i) repeated violations by the executive of the executive’s duties to the Company (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the executive’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company, and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations and (ii) the executive’s conviction of a felony involving the assets or business of the Company or its affiliates;

4.	In general, “Good Reason” shall mean any substantial diminution in the executive’s title, duties, status, reporting relationship, authority, or responsibilities, a reduction in the aggregate compensation and benefits provided to the executive by the Company and its affiliates from those earned by the Executive at the time of the CIC, or a requirement that the Executive’s principal place of employment be relocated more than 35 miles from his principal place of employment prior to the occurrence of a CIC, which diminution, reduction or relocation is not remedied in a reasonable period of time after receipt of written notice from the executive specifying such events; and

5.	In general, a CIC means the first to occur of any of the following: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the voting stock of the Company (ii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any person or group, or (iii) a change in the composition of the Board occurring within a rolling 24-month period, as a result of which fewer than a majority of the directors are “Incumbent Directors.”

6.	In the event of death or disability, all unvested equity awards are forfeited upon the event and all vested stock options must be exercised in one year from the date of the event.

7.	In general, all amounts payable to NEOs in connection with their termination of employment are conditional upon their execution of a release of claims.

8.	In the event of a “Termination Prior to a CIC,” or in a termination which is “ Involuntary Without Cause,” all unvested equity awards are forfeited upon the event and all vested stock options must be exercised within ninety days from date of the event.

9.	These disclosures do not include compensation from programs generally available to all Company employees.

10.	All disclosures are based on the event occurring as of December 30, 2006 (the last day in the Company’s fiscal year).

NEO Post-Employment and or Change in Control Disclosure Table

NEIL P. DEFEO

	Change in	Termination	Termination
	Control	Prior to a	Following a
	Without	Change in	Change in
	Termination	Control	Control
	($)	($)(1)	($)
NEO Post-Employment and or Change in Control Disclosure Components	(A)	(B)	(C)
Severance	—	4,451,500	8,053,000
Intrinsic Value of CIC Stock Award	11,416,786	—	11,416,786
Total Value of Outstanding Equity Awards	22,390,381	11,154,869	22,390,381
Health Benefits	—	19,376	19,376
Excise Tax Gross Up	4,781,189	—	8,777,715
Total Benefit to Employee and Total Direct Cost to Company	38,588,356	15,625,745	50,657,258
____________________

(A) Payments Made Upon a CIC Without Termination

     Mr. DeFeo’s employment agreement provides for a one-time award of unrestricted shares of Common Stock (the “CIC Stock Award”) if a CIC occurs on or prior to December 29, 2007. The CIC Stock Award would represent 1% of the outstanding Common Stock on a fully diluted basis on the date of grant and would be granted immediately prior to the CIC. The amounts in the 1% of the outstanding Common Stock are based on the maximum potential dilution, as such, the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may vary depending on the circumstances at the time of the CIC. Mr. DeFeo must be employed on the date of the CIC to receive the CIC Stock Award.

     In addition, any outstanding unvested options or restricted stock will fully vest if a CIC occurs, but only to the extent that they have not otherwise been terminated or forfeited.

     Mr. DeFeo’s employment agreement also provides for a gross-up payment to make him whole, on an after-tax basis, if any excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, are imposed on any payment by the Company to or for the benefit of Mr. DeFeo.

     During Mr. DeFeo’s employment and for 18 months thereafter, Mr. DeFeo is subject to restrictions on competition, solicitation of Company employees, customers, suppliers, licensees and interfering with the business of the Company.

(B) Payments Made Upon Termination Prior to a CIC

     If Mr. DeFeo’s employment is terminated by the Company without “cause” or by Mr. DeFeo for “good reason,” prior to a CIC, then Mr. DeFeo is entitled to receive:

(1)	A prorated annual cash bonus determined at achieving 100% of the performance target, equal to $850,000 at December 30, 2006;

(2)	Continued medical and dental coverage for 18 months after termination of $19,376 or, if earlier, until he is eligible for comparable benefits from any other source; and,

(3)	An amount, payable over the 18-month period following the termination, equal to

(a) 18 months of his year end 2006 base salary of $850,000 or $1,275,000; and

(b) 1.5 times the $1,551,000, bonus he earned in 2005 or $2,326,500.

(C) Payments Made Upon Termination Following a CIC

     If Mr. DeFeo’s employment is terminated by the Company without “cause” or by Mr. DeFeo for “good reason” within one year following a CIC, Mr. DeFeo is entitled to receive a lump sum payment equal to the sum of:

(1)	A prorated annual cash bonus determined at 100% of the performance target, equal to $850,000 at December 30, 2006;

(2)	Continued medical and dental coverage for 18 months after termination of $19,376 or, if earlier, until he is eligible for comparable benefits from any other source; and,

(3)	An amount, payable in a lump sum, equal to the sum of:

(a) 36 months of his 2006 year end salary of $850,000 or $2,550,000; and

(b) Three times the $1,551,000 bonus he earned in 2005, or $4,653,000.

(D) Payments Made Upon Retirement

     All payments upon retirement are non-discriminatory and eligible to all employees.

(E) Payments Made Upon Death or Disability

     If Mr. DeFeo’s employment is terminated due to death or disability, he, or his estate, as applicable, is generally entitled to:

(1)	Prorated cash bonus determined at 100% of target or $850,000; and

(2)	Base salary through the end of the month in which the termination occurs that had not already been paid.
____________________

(1)	The performance-based stock options and restricted stock that vested based on achieving target results for fiscal 2006, were not considered “vested” at December 30, 2006, as the Compensation Committee had not yet approved the achievement of the performance targets and these awards could not be released until such approval was obtained. The Compensation Committee approved the performance results in February of 2007, at which time the restricted stock was distributed and the options became eligible to exercise.

KRIS J. KELLEY

	Change in	Termination	Termination
	Control	Prior to a	Following a
	Without	Change in	Change in
	Termination	Control	Control
	($)	($)(1)	($)
NEO Post-Employment and or Change in Control Disclosure Components	(A)	(B)	(C)
Severance	—	1,020,800	1,800,100
Intrinsic Value of CIC Stock Award	2,151,500	—	2,151,500
Total Value of Outstanding Equity Awards	4,868,056	2,423,273	4,868,056
Health Benefits	—	12,917	12,917
Excise Tax Gross Up	—	—	1,627,365
Total Benefit to Employee and Total Direct Cost to Company	7,019,556	3,456,990	10,459,938
____________________

(A) Payments Made Upon a CIC Without Termination

     Mr. Kelley’s employment agreement provides for a one-time award of 130,000 unrestricted shares of Common Stock (the CIC Stock Award) if a CIC occurs on or prior to December 29, 2007. The CIC Stock Award would be granted immediately prior to the CIC, as listed above. Mr. Kelley must be employed on the date of the CIC to receive the CIC Stock Award, as listed above.

     In addition, any outstanding unvested options or restricted stock will fully vest on a CIC, but only to the extent that they have not otherwise been terminated or forfeited, as listed above

     Mr. Kelley’s employment agreement also provides for gross-up payment to make him whole, on an after-tax basis, if any excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, are imposed on any payment by the Company to or for the benefit of Mr. Kelley.

(B) Payments Made Upon Termination Prior to a CIC

     If Mr. Kelley’s employment is terminated by the Company without “cause” or by Mr. Kelley for “good reason” prior to a CIC,

     Then Mr. Kelley is entitled to receive:

(1)	A prorated cash bonus determined at 100% of the performance target or $241,500,

(2)	Continued medical and dental coverage for 12 months after termination for a total of $12,917 or, if earlier, until he is eligible for comparable benefits from any other source; and

(3)	An amount, payable over the 12-month period following the termination, equal to

(a) 12 months of his year end 2006 salary of $345,000, plus

(b) An amount equal to the bonus he earned in 2005 of $434,300.

(C) Payments Made Upon Termination Following a CIC

     If Mr. Kelley’s employment is terminated by the Company without “cause” or by Mr. Kelley for “good reason” within one year following a CIC, Mr. Kelley is entitled to receive a lump sum payment equal to the sum of:

(1)	A prorated annual cash bonus determined at 100% of the performance target or $241,500;

(2)	Continued medical and dental coverage for 12 months after termination of $12,917 or, if earlier, until he is eligible for comparable benefits from any other source; and,

(3)	An amount, payable in a lump sum, equal to the sum of:

	(a)	24 months of his year end 2006 salary of $345,000 or $690,000; and

	(b)	Two times the $434,300, bonus he earned in 2005 or $868,600.

(D) Payments Made Upon Retirement

      All payments upon retirement are non-discriminatory and eligible to all employees.

(E) Payments Made Upon Death or Disability

      If Mr. Kelley’s employment is terminated due to death or disability, he, or his estate, as applicable, is generally entitled to:

(1)	Prorated cash bonus determined at 100% of target or $241,500,

(2)	Base salary through the end of the month in which the termination occurs that had not already been paid.
____________________

(1)	The performance-based stock options and restricted stock that vested based on achieving target results for fiscal 2006, were not considered “vested” at December 30, 2006, as the Compensation Committee had not yet approved the achievement of the performance targets and these awards could not be released until such approval was obtained. The Compensation Committee approved the performance results in February of 2007, at which time the restricted stock was distributed and the options became eligible to exercise.

JAMES S. COOK

	Change in	Termination	Termination
	Control	Prior to a	Following a
	Without	Change in	Change in
	Termination	Control	Control
	($)	($)	($)
NEO Post-Employment and or Change in Control Disclosure Components	(A)	(B)	(C)
Severance	378,400	690,400	1,068,800
Intrinsic Value of Stock Award	662,000	—	662,000
Total Value of Outstanding Equity Awards	1,096,106	634,400	1,892,771
Health Benefits	—	12,917	12,917
Total Benefit to Employee and Total Direct Cost to Company	2,136,506	1,337,717	3,636,488
____________________

(A) Payments Made Upon a CIC Without Termination

     Contingent upon his continued employment with the Company, Mr. Cook is entitled to receive, immediately prior to a CIC (as defined in the Stock Award Plan) that occurs prior to May 31, 2007, 40,000, fully vested unrestricted shares of Common Stock pursuant to the Stock Award Plan. If there is no CIC, or if Mr. Cook’s employment ends for any reason prior to May 31, 2007, no shares of Common Stock will be awarded to Mr. Cook.

     In the event of a CIC, Mr. Cook is entitled to receive a one-time payment equal to his highest annual bonus received in the last three fiscal years of $378,400, whether or not employment is terminated.

(B) Payments Made Upon Termination Prior to a CIC

     Mr. Cook has an agreement with respect to termination of his employment. In the event his employment is terminated without cause, he is entitled to receive:

(1)	An amount equal to his year end 2006 salary of $312,000; plus

(2)	A one-time payment equal to his highest annual bonus received in the last three fiscal years of $378,400;

(3)	Continued medical and dental coverage for 12 months after termination of $12,917 or, if earlier, until he is eligible for comparable benefits from any other source.

(C) Payments Made Upon Termination Following a CIC

     If Mr. Cook’s employment is terminated by the Company without “cause” or by Mr. Cook for “good reason” within one year following a CIC, Mr. Cook is entitled to receive a lump sum payment equal to the sum of:

(1)	An amount equal to his year end 2006 salary of $312,000; plus

(2)	A one-time payment equal to his highest annual bonus received in the last three fiscal years of $378,400;

(3)	A one-time special bonus payment equal to his highest annual bonus received in the last three fiscal years, of $378,400;

(4)	Continued medical and dental coverage for 12 months after termination of $12,917 or, if earlier, until his eligible for comparable benefits from any other source.

(D) Payments Made Upon Retirement

     All payments upon retirement are non-discriminatory and eligible to all employees.

(E) Payments Made Upon Death or Disability

     If Mr. Cook’s employment is terminated due to death or disability, he, or his estate, as applicable, is generally entitled to:

(1)	Base salary through the end of the month in which the termination occurs that had not already been paid.

(2)	In the event of disability, he is entitled to an additional $8,000 monthly Long Term Disability benefit.

PERRY R. BEADON

	Change in	Termination	Termination
	Control	Prior to a	Following a
	Without	Change in	Change in
	Termination	Control	Control
	($)	($)(1)	($)
NEO Post-Employment and or Change in Control Disclosure Components	(A)	(B)	(C)
Severance	—	555,300	555,300
Total Value of Outstanding Equity Awards	2,339,300	1,034,858	2,339,300
Health Benefits	—	12,917	12,917
Total Benefit to Employee and Total Direct Cost to Company	2,339,300	1,603,075	2,907,517
____________________

(A) Payments Made Upon a CIC Without Termination

     No payments are currently paid upon CIC.

(B) Payments Made Upon Termination Prior to a CIC

     Mr. Beadon has an agreement with respect to termination of his employment. In the event his employment is terminated without cause he is entitled to receive:

(1)	An amount equal to his year end 2006 salary of $260,000; plus

(2)	A one-time payment equal to his bonus paid for 2005 of $295,300;

(3)	Continued medical and dental coverage for 12 months after termination of $12,917 or, if earlier, until he is eligible for comparable benefits from any other source; and,

(C) Payments Made Upon Termination Following a CIC

(1)	An amount equal to his year end 2006 salary of $260,000; plus

(2)	A one-time payment equal to his bonus paid for 2005 of $295,300;

(3)	Continued medical and dental coverage for 12 months after termination of $12,917 or, if earlier, until he is eligible for comparable benefits from any other source; and,

(D) Payments Made Upon Retirement

     All payments upon retirement are non-discriminatory and eligible to all employees.

(E) Payments Made Upon Death or Disability

     All payments upon death or disability are non-discriminatory and eligible to all employees.

     ____________________

(1)	The performance-based stock options and restricted stock that vested based on achieving target results for fiscal 2006 were not considered “vested” at December 30, 2006 as the Compensation Committee had not yet approved the achievement of the performance targets and these awards could not be released until such approval was obtained. The Compensation Committee approved the performance results in February of 2007 at which time the restricted stock was distributed and the options became eligible to exercise.

THOMAS M. SCHULTZ

	Change in	Termination	Termination
	Control	Prior to a	Following a
	Without	Change in	Change in
	Termination	Control	Control
	($)	($)	($)
NEO Post-Employment and or Change in Control Disclosure Components	(A)	(B)	(C)
Severance	—	418,500	418,500
Total Value of Outstanding Equity Awards	—	82,668	794,800
Health Benefits	—	12,917	12,917
Total Benefit to Employee and Total Direct Cost to Company	—	514,085	1,226,217
____________________

(A) Payments Made Upon a CIC Without Termination

     No payments are currently paid upon CIC.

(B) Payments Made Upon Termination Prior to a CIC

     Mr. Schultz has an agreement with respect to termination of his employment. In the event his employment is terminated without cause, he is entitled to receive:

(1)	An amount equal to his year end 2006 salary of $225,000; plus

(2)	A one-time payment equal to his 2006 bonus of $193,500;

(3)	Continued medical and dental coverage for 12 months after termination of $12,917 or, if earlier, until he is eligible for comparable benefits from any other source; and,

(C) Payments Made Upon Termination Following a CIC

(1)	An amount equal to his year end 2006 salary of $225,000; plus

(2)	A one-time payment equal to his 2006 bonus of $193,500;

(3)	Continued medical and dental coverage for 12 months after termination of $12,917 or, if earlier, until he is eligible for comparable benefits from any other source; and,

(D) All payments upon retirement are non-discriminatory and eligible to all employees.

     Non-discriminatory payments are currently not paid upon retirement.

(E) Payments Made Upon Death or Disability

     All payments upon death or disability are non-discriminatory and eligible to all employees.

DIRECTORS’ COMPENSATION

Directors’ Compensation Overview

     The Compensation Committee has direct responsibility for the compensation of the Company’s directors, including those directors’ fees and long-term incentive awards (such as stock option and other equity compensation awards). Members of the Board who are not employees of the Company currently receive an annual retainer of $35,000, plus a fee of $1,000 for each Board meeting attended. Each committee member receives a fee of $1,000 per meeting and each committee chair receives an additional $500 per meeting. The Audit Committee Chair and the Compensation Committee Chair receive additional annual retainers of $10,000 and $8,000, respectively. Directors who are employees of the Company receive no additional compensation for services on the Board. All directors are reimbursed for out-of-pocket costs incurred on behalf of the Company.

     Each independent director is eligible to receive equity compensation and participate in either the 2003 Stock Option Plan, the Stock Award Plan, or both. Restricted stock awards and options are granted under these plans. In 2006, Messrs. Baum, Eisenson, Gordon, Harris, White, Ms. Merrifield and Ms. Nowakowski, each received 4,300 shares of restricted stock. Mr. Eisenson is a representative of Charlesbank and all director compensation earned by him is required to be paid directly to Charlesbank. Cash payments which are associated with equity awards are paid to Charlesbank for Mr. Eisenson’s service to the Board are equal in value to equity awards granted to other directors on the date such awards vest.

     The equity compensation expenses pursuant to the Company’s Equity Award Plans are recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with SFAS No. 123(R). Therefore, awards pursuant to the Stock Award Plan and 2003 Stock Option Plan may include amounts from awards given during and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s audited consolidated financial statements for the fiscal year ended December 30, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2007.

Directors’ Compensation

					Change in
	Fees				Pension
	Earned				Value and
	or			Non-Equity	Non-Qualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)(1)	(e)	(f)	(g)(2)	(h)
Neil P. DeFeo (3)	—	—	—	—	—	—	—
Herbert M. Baum	57,000	23,578	10,591	—	—	—	91,169
Michael R. Eisenson (4)	41,000	36,238	—	—	—	—	77,238
(Charlesbank Capital
Partners, LLC.)
Ronald B. Gordon	49,000	23,578	13,505	—	—	—	86,083
Robert B. Haas (5)	17,500	—	—	—	—	—	17,500
R. Jeffrey Harris	53,500	35,720	5,171	—	—	—	94,391
C. Ann Merrifield	51,500	35,720	—	—	—	—	87,220
Susan R. Nowakowski	63,500	35,720	—	—	—	—	99,220
Todd D. Robichaux (5)	26,500	—	—	—	—	—	26,500
Douglas D. Wheat	44,000	16,067	—	—	—	—	60,067
Nick White	46,000	36,750	—	—	—	—	82,750

____________________

(1)	“Option Awards” reflect the dollar value of options earned in 2006 to the named directors pursuant to the 2003 Stock Option Plan.

(2)	“Non-Equity Incentive Plan Compensation” is comprised of annual performance-based cash awards earned by the named directors pursuant to the Incentive Bonus Plan, which were paid in 2007.

(3)	See the Summary Compensation Table for the employee director compensation.

(4)	Mr. Eisenson serves on the Board as a representative of Charlesbank Capital Partners, LLC. All compensation payments are made to Charlesbank Capital Partners, LLC and not Mr. Eisenson.

(5)	Messrs. Haas and Robichaux did not stand for re-election to the Board at the Company’s Annual Meeting on May 16, 2006.

AUDIT COMMITTEE REPORT

     In accordance with its charter, the Audit Committee assists the Board in carrying out its oversight of:

  the integrity of the relevant financial statements;

  the Company’s compliance with legal and regulatory requirements;

  the independent registered public accounting firm’s qualifications and independence; and

  the performance of the Company’s internal audit functions and independent registered public accounting firm.

     Management has primary responsibility for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of those financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles (“GAAP”) and for issuing its reports on the Company’s internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing the financial reporting process and the preparation of consolidated financial statements. In addition, they are responsible for supervising the relationship between the Company and its independent registered public accounting firm. This Committee is also responsible for reviewing the Company’s system of internal controls and compliance with the Company’s Code of Business Conduct and Ethics. The Audit Committee has met and held discussions with management of the Company and its independent registered public accounting firm throughout the year. In this context, management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. GAAP.

     In addition, the Committee performed the following activities:

(i)	Reviewed and discussed the Company’s unaudited quarterly financial statements and audited annual financial statements for the fiscal year ended December 30, 2006 with management and KPMG LLP, the Company’s independent registered public accountants prior to their issuance;

(ii)	Discussed with KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees”, as modified or supplemented; and

(iii)	Received the written disclosure and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” as modified or supplemented, and discussed with KPMG LLP the firm’s independence.

     Further, the Audit Committee has pre-approved all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm and the related fees for such services.

     Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 30, 2006 filed with the SEC.

March 23, 2007

The Audit Committee:

Susan R. Nowakowski, Chair
Ronald B. Gordon
C. Ann Merrifield

Fees of Independent Registered Public Accounting Firm

     KPMG LLP served as our independent registered public accounting firm for fiscal 2006 and 2005. The following table presents the audit fees billed and related to audit, tax and all other fees billed in each fiscal year.

	2006	2005
Audit fees(1)	$1,395,900	$1,563,350
Audit-related fees(2)	—	3,500
Tax fees(3)	17,900	—
Other fees(4)	52,191	—
Total fees	$1,465,991	$1,566,850
____________________

1.	Audit fees include fees for the audit of our consolidated financial statements, including the audit of management’s assessment of internal controls over financial reporting as part of compliance with Section 404 of the Sarbanes-Oxley Act of 2002, interim reviews of our quarterly financial statements, audit services provided in connection with required statutory audits of certain of our subsidiaries and branch offices, consents and other services related to SEC matters.

2.	Audit-related services represent agreed-upon procedures performed as required for the Company’s Canadian subsidiary employee benefit plans.

3.	Tax fees consist of fees for tax consultation and tax compliance services.

4.	Other fees represent miscellaneous charges not included in any other category.

Pre-Approval of Audit and Non-Audit Services

     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

     Under the policy, pre-approval is generally provided for work associated with due diligence for potential acquisitions or disposals, attest services not required by statute or regulation, statutory or other financial audit services for non-U.S. subsidiaries, tax compliance and tax planning.

     All fees were pre-approved in accordance with the Audit Committee pre-approval policy. The Audit Committee considered and concluded that the provision of those services by KPMG LLP was compatible with the maintenance of the independent registered public accounting firm’s independence in conducting auditing functions.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

     The public accounting firm of KPMG LLP has audited our financial statements since 1986 and the Audit Committee of our Board has elected to utilize their services again for the fiscal year ending December 29, 2007. A resolution will be presented to the meeting to ratify the appointment of KPMG LLP as independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 29, 2007, and to perform other appropriate accounting services. Representatives of KPMG LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions asked by stockholders.

     If our stockholders do not ratify the selection of KPMG LLP by a favorable vote of a majority of our Common Stock present in person or by proxy at the Annual Meeting, the Audit Committee of the Board will reconsider the selection of independent accountants. In determining whether this item has received the required number of favorable votes, abstentions and broker non-votes will have the same effect as votes against ratification.

Our Board Recommends You Vote FOR Ratification Of The Selection Of KPMG LLP.

OTHER MATTERS

     Our Company and our management know of no other matters to be brought before the Annual Meeting. If other matters should arise at the Annual Meeting, shares of our Common Stock represented by proxies will be voted at the discretion of the proxy holder.

STOCKHOLDERS PROPOSALS AND NOMINATIONS
FOR OUR 2008 ANNUAL MEETING

     If you intend to present a proposal (other than with respect to the election of directors) at the 2008 Annual Meeting and want your proposal to be included in the proxy statement for that meeting, you must submit your proposal in writing to the Secretary of the Company, at our address listed on the first page of this proxy statement. The proposal must be received on or before November 21, 2007, or, if the date of the 2008 Annual Meeting is changed by more than 30 calendar days from May 2, your proposal must be received within a reasonable time before the solicitation is made.

     In addition, the form of proxy issued with our 2008 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at the 2008 Annual Meeting and which is not included in our proxy statement. However, under the rules of the SEC, such discretionary authority may not be exercised if the stockholder proponent has given the Secretary of the Company notice of such proposal prior to February 4, 2008 and certain other conditions provided for in the SEC’s rules have been satisfied.

     In addition, if you intend to nominate any person for election as a director at the 2008 Annual Meeting, you must make your nomination by written notice given by or on behalf of a stockholder of record (the “Notice of Nomination”). The Notice of Nomination must be received at our principal executive office, addressed to the attention of the Secretary, no later than 10 days after the first date of public disclosure by us of the date of the Annual Meeting or special meeting of stockholders. Public disclosure will be deemed to be first made when disclosure of the date of the Annual Meeting or special meeting of stockholders is first made in a press release or in a document publicly filed by us with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act. The Notice of Nomination will detail (i) your name and address, assuming you are the person proposing to make nominations; (ii) the class and number of shares of common stock held of record by you, held beneficially and represented by proxy as of the record date for the meeting and as of the date of your Notice of Nomination; (iii) all information regarding each stockholder nominee that would be required to be listed in a definitive proxy statement filed with the Commission pursuant to Section 14 of the Exchange Act, and the written consent of each stockholder nominee to serve if elected; and, (iv) all other information that would be required to be filed with the SEC if the person proposing such nominations were a participant in a solicitation subject to Section 14 of the Exchange Act or any successor thereto. The chair of the meeting shall, if the facts warrant, determine and declare to the meeting that any proposed nomination of a stockholder nominee was not made in accordance with the proper procedures and, if so determined, shall declare to the meeting that the defective nomination will be disregarded.

March 23, 2007

By Order of the Board of Directors

Paul E. Yestrumskas
Vice President, General Counsel and Secretary

PLAYTEX PRODUCTS, INC.
300 NYALA FARMS ROAD
WESTPORT, CT 06880

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Playtex Products, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Playtex Products, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PLAYX1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PLAYTEX PRODUCTS, INC.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" proposals 1 and 2.
Vote on Directors						For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of directors: 01) N. DeFeo 02) H. Baum 03) M. Eisenson 04) R. Gordon 05) R. Harris	06) C. Merrifield 07) S. Nowakowski 08) M. Tart-Bezer 09) D. Wheat 10) N. White				☐	☐	☐

Vote on Proposal										For	Against	Abstain

2.	The ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2007.									☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)			Date

Playtex Products, Inc.

300 Nyala Farms Road, Westport, CT 06880

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned stockholder of Playtex Products, Inc. hereby constitutes and appoints Neil P. DeFeo and Kris J. Kelley, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held on May 2, 2007, (or, if only one shall be present and acting at the Annual Meeting, then that one) all of the shares of stock of the Company that the undersigned would be entitled, if personally present, to vote at the Annual Meeting and at any adjournment thereof.

RECEIPT IS ACKNOWLEDGED OF THE NOTICE AND PROXY STATEMENT FOR THE FOREGOING ANNUAL MEETING AND OF THE PLAYTEX 2006 ANNUAL REPORT, WHICH INCLUDES OUR FINANCIAL STATEMENTS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)